Exhibit 99.1

Media Inquiries: media.relations@nscorp.com

FOR IMMEDIATE RELEASE

Norfolk Southern board of directors elects Richard Anderson as chair

ATLANTA, June 12, 2025 – Norfolk Southern Corporation’s (NYSE: NSC) Board of Directors has unanimously appointed Richard H. Anderson, the former CEO and Executive Chairman of Delta Air Lines, President of Optum Health, CEO of Northwest Airlines, and most recently President and CEO of Amtrak, as the independent chair of the board, effective immediately. Anderson has served on Norfolk Southern’s board since May of 2024.

Anderson will also serve as chair of the Executive Committee and the Strategy & Planning Committee.

In addition, Jack Huffard, co-founder and director of Tenable Holdings, Inc., has been appointed as chair of the Compensation and Talent Management Committee. These appointments are also effective immediately.

The board has agreed to reduce its size to 12 members and remaining committee chairs will continue in their existing positions.

“Since the very beginning of his time on our board, Richard has contributed deep, experience-based business insight and a collaborative style that has helped drive cohesion among the newly-constituted Board,” said Mark George, President and CEO of Norfolk Southern. “I look forward to working with him in this new capacity as we continue to build on Norfolk Southern’s strong momentum, advance our strategic priorities, and deliver long-term value for our shareholders, customers, and employees.”

Anderson said, “During my year on the board, I’ve seen firsthand how the Norfolk Southern team has propelled the company forward — delivering strong performance for stakeholders and becoming an even safer, more efficient railroad. Alongside the management team and dedicated employees, the board remains focused on delivering value for all our stakeholders.”

More about Richard H. Anderson is available at norfolksouthern.investornewsroom.com

About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a 22-state freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver approximately 7 million carloads annually, from agriculture to consumer goods. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports across the Gulf Coast and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

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